EXHIBIT 5.1
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                                                       Borden Ladner Gervais LLP
                                             Lawyers o Patent & Trademark Agents
                                                             1000 Canterra Tower
                                                           400 Third Avenue S.W.
                                                Calgary, Alberta, Canada T2P 4H2
                                        tel: (403) 232-9500  fax: (403) 266-1395
                                                               www.blgcanada.com


       [GRAPHIC OMITTED]
[LOGO - BORDEN LADNER GERVAIS]
                                                          File no: 400069-000171

May 11, 2005


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

We have acted as Canadian counsel in connection with the proposed issuance by Precision Drilling Corporation (the "Corporation"), a body corporate under the laws of Alberta, of up to an additional 2,766,203 common shares without par value in the capital of the Company (the "Common Shares") arising from the exercise of options granted pursuant to the 2005 Stock Option Plan of the Corporation (the "Plan"). We have made such investigations and examined such corporate records and other documents as we have deemed necessary or appropriate in order to express this opinion. For the purpose of this opinion, we have examined and reviewed the corporate records of the Corporation relating to the approval of the authorization for issuance of the Common Shares. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed or photostatic copies. We are qualified to practice law in the Province of Alberta and this opinion is limited to the laws of the Province of Alberta, Canada including the laws of Canada applicable therein. Based on the foregoing, we are of the opinion that:

1. the Corporation has been duly incorporated and is validly subsisting as a corporation under the laws of Alberta and is in good standing with respect to the filing of annual returns with the office of the Registrar of Corporations for Alberta;

2. the Common Shares have been duly authorized for issuance (i) by all necessary corporate action pursuant to a resolution of the board of directors of the Corporation, and (ii) by all necessary shareholder approval pursuant to a resolution of the shareholders of the Corporation passed at a meeting held May 10, 2005; and

3. upon the issuance of the Common Shares pursuant to the Plan, the Common Shares will be validly issued, fully paid and non-assessable, and the holders thereof will have no personal liability as such under the existing laws of Alberta.

This opinion is rendered to you in connection with the Plan. This opinion may not be relied upon by you for any other purposes, or relied upon by you or furnished to any other person, firm or corporation without our prior written consent.

We hereby consent to the use of our name in the registration statement relating to the Common Shares and to the filing, as an exhibit to such registration statement, of this opinion.

Yours truly


/s/ BORDEN LADNER GERVAIS LLP